                                                                    EXHIBIT 99.1

                                                                      [CNA LOGO]

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331


          CNA SURETY ANNOUNCES FOURTH QUARTER AND YEAR-END 2002 RESULTS


CHICAGO, FEBRUARY 10, 2003 -- CNA Surety Corporation (NYSE:SUR) today reported net income of $2.6 million, or $0.06 per share, for the fourth quarter of 2002 compared to $0.6 million, or $0.01 per share, in 2001. This increase is primarily the result of improved underwriting income and the elimination of amortization expense due to the required adoption of new accounting standards partially offset by reduced net investment income.

Net operating earnings for the fourth quarter of 2002, which exclude the impacts of net realized investment losses, increased to $8.0 million from $0.9 million in 2001. After-tax net realized investment losses were $5.3 million in the fourth quarter of 2002 compared to $0.3 million in 2001.

Underwriting income increased by $8.4 million to $4.8 million, primarily due to the absence of any large losses and also reflects reduced acquisition and underwriting expenses. Underwriting results for the fourth quarter of 2001 include the Company's provision for net incurred losses and loss adjustment expenses of approximately $8.0 million related to its exposure to Enron Corporation.

For the quarter ended December 31, 2002, gross written premiums increased two percent to $85.3 million. Contract surety gross written premiums increased eight percent to $49.1 million, primarily due to improving rates and modest growth in public construction spending. Commercial surety premiums decreased eight percent for the quarter to $29.4 million. This decrease was primarily due to the Company's ongoing efforts to reduce aggregate exposures to large commercial accounts partially offset by continued strong bond volume growth of small commercial products.

Ceded written premiums increased $12.6 million to $18.0 million for the fourth quarter compared to the same period of last year. Approximately $7 million of the increase relates to higher reinsurance rates for coverage of exposures greater than $60 million per principal. As a result of the changes in gross and ceded written premiums, net written premiums decreased 14 percent to $67.3 million.

For the fourth quarter of 2002, the loss and combined ratios improved to 30.5 percent and 93.6 percent, respectively, compared to 37.0 percent and 104.3 percent, respectively, for the same period in 2001. The 2001 ratios include the net loss reserve addition of approximately $8.0 million related to the Company's loss exposure to Enron Corporation. As in prior quarters of 2002, the Company's loss and combined ratios were higher than historical levels due to the increase in the Company's per principal net retention from $5 million to $20 million under its 2002 excess of loss reinsurance program, as well as the higher reinsurance rates associated with all of the Company's reinsurance contracts.

The expense ratio decreased to 63.1 percent for the fourth quarter of 2002 compared to 67.3 percent for the same period in 2001, primarily due to a reduction in acquisition and underwriting expenses. The fourth quarter of 2001 also included pretax charges of $2.2 million primarily associated with asset write-offs.

YEAR-END RESULTS

Net income for the twelve months ended December 31, 2002 declined to $28.7 million, or $0.67 per share, from $36.9 million, or $0.86 per share, in 2001. These decreases were primarily attributable to reduced underwriting income partially offset by the elimination of amortization expense.

As of January 1, 2002, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142 concerning the accounting for goodwill and other intangible assets. The adoption of this standard eliminated the Company's amortization of goodwill and intangibles as of December 31, 2001 and therefore, increased the Company's reported fourth quarter and full year 2002 net income by $1.4 million, or 3 cents per share, and $5.7 million, or 13 cents per share, respectively, as compared to the same periods in 2001. If the provisions of this standard were applied to prior periods, net income for the three and twelve month periods ended December 31, 2001 would have been $2.1 million, or $0.04 per share and $42.6 million, or $0.99 per share, respectively.

Net operating earnings for 2002 declined to $33.6 million from $36.9 million in 2001. After-tax net realized investment losses were $4.9 million in 2002 compared to minor net realized investment gains in 2001.

Underwriting income declined $15.1 million in 2002. These underwriting results include estimated net incurred losses of $12.0 million related to the September, 2002 bankruptcy filing of a national trucking concern, higher net unfavorable loss reserve development for prior accident years and the increased costs of the Company's 2002 excess of loss reinsurance programs.

Gross written premiums increased eight percent for the year ended December 31, 2002, to $359.9 million. Contract surety gross written premiums increased 10 percent to $197.9 million reflecting modest growth in public construction spending and improving rates. Commercial surety gross written premiums increased seven percent to $134.0 million reflecting improving rates and bond volume growth of small commercial products. The premium impact of improving rates on large commercial bonds was essentially offset by the Company's ongoing efforts to reduce aggregate exposures to large commercial accounts.

Ceded written premiums increased $38.2 million to $55.4 million for the year. This was primarily due to increased costs related to the 2002 excess of loss reinsurance programs and the first quarter purchase of extended discovery coverage on the Company's 2001 excess of loss reinsurance program. As a result of the changes in gross and ceded written premiums, net written premiums decreased four percent to $304.5 million.

For the full year of 2002, the loss and combined ratios were 31.8 percent and
92.5 percent, respectively, compared to 25.2 percent and 88.4 percent, respectively, in 2001. The 2002 loss and combined ratios reflect a $12.0 million bankruptcy loss incurred in September 2002, $1.4 million of increased net unfavorable loss reserve development for prior accident years, and higher costs associated with changes in the Company's reinsurance programs. The loss and combined ratios in 2001 reflect net loss reserve additions of approximately $8.0 million related to the Company's loss exposure to Enron Corporation.

The expense ratio improved to 60.7 percent for 2002 compared to 63.2 percent for the same period in 2001, primarily due to a reduction in acquisition and underwriting expenses. As previously mentioned, 2001 results also included pretax charges of $2.2 million primarily associated with asset write-offs.

As of December 31, 2002, stockholders' equity increased to $419 million, or $9.77 per share, up eight percent from December 31, 2001. Combined statutory surplus totaled $231 million at December 31, 2002, resulting in a net written premium to statutory surplus ratio of 1.3 to 1. Effective January 1, 2003, the Company successfully reduced its net retention per principal from $20 million to $15 million under its third party reinsurance program. The Company's lower net retention per principal is anticipated to result in a reduction of the regulatory capital requirements of its insurance subsidiaries.

As the foregoing operating results for 2002 indicate, the Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. The Company's performance, much like that of other surety companies and commercial credit providers, has been materially impacted by the significant increase in corporate defaults on a worldwide basis through the end of the fourth quarter of 2002. Because the nature of our business is to insure against non-performance, our operations will continue to be negatively impacted if the trend toward increased corporate defaults does not reverse itself. These economic and credit conditions may also impact the availability and cost of reinsurance. Therefore, it is important for the Company to take a conservative approach in managing its capital.

Effective November 21, 2002, the Company announced that its Board of Directors had suspended its quarterly cash dividend. The Board reassessed the level of dividends which would be appropriate based upon a number of factors, including CNA Surety's financial condition, operating characteristics, projected earnings and growth, capital requirements of its insurance subsidiaries and debt service obligations. The reintroduction of a quarterly or annual dividend and the amount of any such dividend will be reassessed at future Board meetings.

On November 29, 2002, the Company repaid $11 million of the $15 million of the Company's revolving credit loan that was due on November 30, 2002. The due date on the remaining $4 million was extended until another lender joined the credit facility. On December 30, 2002, a second lender joined the credit facility for $10 million resulting in net additional funds of $6 million to CNA Surety. The balance under the credit facility at December 31, 2002 was $60 million with no unused capacity.

The Company has not repurchased any of its shares in 2002. As of December 31, 2002, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the periods ended December 31, 2002 will be contained in the Company's Form 10K to be filed with the Securities and Exchange Commission by March 31, 2003. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on February 11, 2003. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at http://www.firstcallevents.com/service/ajwz374031518gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 11:00 a.m. Central time on February 11, 2003 until 11:00 a.m. on February 18, 2003 by dialing 800-839-6713, passcode 5471128 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                      # # #


-- Chart Follows--

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                                THREE MONTHS ENDED                 YEARS ENDED
                                                                   DECEMBER 31,                   DECEMBER, 31
                                                            --------------------------    ---------------------------
                                                               2002            2001           2002           2001
                                                            -----------    -----------    -----------     -----------
OPERATING RESULTS:

Gross written premiums                                      $    85,297    $    83,746    $   359,892     $   333,003
                                                            ===========    ===========    ===========     ===========

Net written premiums                                        $    67,292    $    78,295    $   304,466     $   315,804
                                                            ===========    ===========    ===========     ===========

Revenues:
  Net earned premiums                                       $    73,972    $    83,380    $   296,131     $   320,910
  Net investment income                                           6,496          7,212         27,754          29,515
  Net realized investment gains (losses)                         (8,211)          (484)        (7,586)             46
                                                            -----------    -----------    -----------     -----------
     Total revenues                                              72,257         90,108        316,299         350,471
                                                            -----------    -----------    -----------     -----------


Expenses:
  Net losses and loss adjustment expenses(1)                     22,565         30,869         94,198          80,836
  Net commissions, brokerage and
     other underwriting                                          46,654         56,108        179,827         202,877
  Interest expense                                                  398            577          1,708           3,925
  Amortization of intangible assets(2)                               --          1,524             --           6,097
                                                            -----------    -----------    -----------     -----------
     Total expenses                                              69,617         89,078        275,733         293,735
                                                            -----------    -----------    -----------     -----------

Income before income taxes                                        2,640          1,030         40,566          56,736

Income taxes                                                         19            423         11,869          19,828
                                                            -----------    -----------    -----------     -----------

NET INCOME                                                  $     2,621    $       607    $    28,697     $    36,908
                                                            ===========    ===========    ===========     ===========

Basic earnings per common share                                   $0.06          $0.01         $ 0.67           $0.86
                                                                  =====          =====         ======           =====

Diluted earnings per common share                                 $0.06          $0.01         $ 0.67           $0.86
                                                                  =====          =====         ======           =====

Basic weighted average shares outstanding                        42,947         42,767         42,910          42,744
                                                            ===========    ===========    ===========     ===========

Diluted weighted average shares outstanding                      42,970         42,974         43,028          42,938
                                                            ===========    ===========    ===========     ===========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                                  $     2,621    $       607    $    28,697     $    36,908
Net realized investment (gains) losses                            5,337            315          4,931             (30)
                                                            -----------    -----------    -----------     -----------
Operating earnings                                          $     7,958    $       922    $    33,628     $    36,878
                                                            ===========    ===========    ===========     ===========


Dividends Paid Per Share                                    $        --    $      0.15    $      0.45     $     0.54
                                                            ===========    ===========    ===========     ===========





---------------------------------------
See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)



                                                   THREE MONTHS ENDED              YEARS ENDED
                                                       DECEMBER 31,               DECEMBER 31,
                                                    2002         2001          2002         2001
                                                ---------------------------------------------------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                      $  49,102    $  45,589     $ 197,875    $ 180,588
   Commercial                                       29,424       32,093       134,039      125,026
   Fidelity and other                                6,771        6,064        27,978       27,389
                                                 ---------    ---------     ---------    ---------
                                                    85,297       83,746       359,892      333,003
                                                 =========    =========     =========    =========
Net written premiums:
  Contract                                       $  39,830    $  40,602     $ 171,539    $ 165,603
  Commercial                                        20,964       31,629       106,196      122,812
  Fidelity and other                                 6,498        6,064        26,731       27,389
                                                 ---------    ---------     ---------    ---------
                                                 $  67,292    $  78,295     $ 304,466    $ 315,804
                                                 =========    =========     =========    =========

Net earned premiums                              $  73,972    $  83,380     $ 296,131    $ 320,910
Net losses and loss adjustment expenses (1)         22,565       30,869        94,198       80,836
Net commissions, brokerage and other
   underwriting expenses                            46,654       56,108       179,827      202,877
                                                 ---------    ---------     ---------    ---------
Underwriting income                              $   4,753    $  (3,597)    $  22,106    $  37,197
                                                 =========    =========     =========    =========

Loss ratio (1)                                        30.5%        37.0%         31.8%        25.2%
Expense ratio                                         63.1         67.3          60.7         63.2
                                                 ---------    ---------     ---------    ---------
Combined ratio (1)                                    93.6%       104.3%         92.5%        88.4%
                                                 =========    =========     =========    =========

CASH FLOW DATA:

Net cash provided by operations                  $ 11,925     $  21,020     $  85,538    $  57,038



                                                                         DECEMBER 31,      December 31,
CONSOLIDATED BALANCE SHEET DATA:                                            2002              2001
                                                                         -----------      -----------
Invested assets and cash                                                 $   638,204      $   579,657
Intangible assets, net                                                       143,785          143,785
Total assets                                                               1,080,329        1,061,598

Insurance reserves                                                           519,646          516,190
Long-term debt                                                                60,816           76,195
Total stockholders' equity                                                   419,139          388,428

Book value per share                                                     $      9.77      $      9.08

Outstanding shares                                                            42,947           42,780
                                                                         ===========      ===========


----------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were additions of $1,103, or 1.5%, and $4,441, or 5.3%, for three months ended December 31, 2002 and 2001, respectively, and an addition of $6,180, or 2.0%, and 4,812, or 1.5%, for twelve months ended December 31, 2002 and 2001, respectively.

(2) As of January 1, 2002, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142 concerning the accounting for goodwill and other intangible assets. The adoption of this standard eliminated the Company's amortization of goodwill and intangibles as of December 31, 2001 and therefore, increased the Company's reported fourth quarter and full year 2002 net income by $1.4 million, or 3 cents per share, and $5.7 million, or 13 cents per share, respectively, as compared to the same periods in 2001. If the provisions of this standard were applied to prior periods, net income for the three and twelve month periods ended December 31, 2001 would have been $2.1 million, or $0.04 per share, and $42.6 million, or $0.99 per share, respectively.